UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): May 14, 2007

GEOPHARMA, INC.

(Exact name of registrant as specified in charter)

Florida	001-16185	59-2600232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 Bryan Dairy Road, Largo, Florida	33777
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 544-8866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 14, 2007 GeoPharma, Inc. (“GeoPharma”), Florida Merger Subsidiary Corp. (“Merger Sub”), a wholly-owned subsidiary of GeoPharma, and Dynamic Health Products, Inc. (“Dynamic Health”) entered into an Agreement and Plan of Reorganization (the “Agreement”). Pursuant to the Agreement, which has been approved by each company’s boards of directors and is subject to the approval of the shareholders of GeoPharma and Dynamic, Merger Sub will be merged into Dynamic Health and as a result, it will be a wholly-owned subsidiary of GeoPharma. Upon effectiveness of the merger, each share of the issued and outstanding common stock of Dynamic Health will be canceled and extinguished and will automatically (subject to the Agreement) be converted into 0.147 of one share of GeoPharma’s common stock. GeoPharma expects to issue approximately 3.1 to 3.5 million shares of its common stock to the shareholders of Dynamic Health.

On May 15, GeoPharma filed an S-4 Registration Statement pursuant to which it, among other things, is seeking to register the shares of Common Stock that will be issued to Dynamic’s shareholders (the “Registration Statement”). After the Registration Statement has been declared effective by the Securities and Exchange Commission, GeoPharma and Dynamic Health will hold a meeting of its shareholders at which time the shareholders of GeoPharma and Dynamic Health, entitled to vote at the meeting, will by proxy or in person be entitled to vote for or against approving the Agreement.

The completion of the merger is subject the completion of a number of conditions including the following:

•	approval of the Agreement by the affirmative vote of a majority of the voting power of the shares of Dynamic Health common stock;

•	approval of the Agreement by the holders of at least a majority of the issued and outstanding shares of GeoPharma’s common stock;

•

no temporary restraining order, preliminary or permanent injunction including judgment or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition is in effect preventing the consummation of the merger;

•	the Registration Statement has been declared effective and is not the subject of any stop order or pending or threatened proceedings seeking a stop order;

•	the shares of GeoPharma common stock being issued to the shareholders of Dynamic Health pursuant to the Agreement shall have been authorized for listing on Nasdaq; and

•	other contractual conditions set forth in the Agreement

The following is a description of material relationships between GeoPharma, its affiliates and any of the parties to the Agreement, other than in respect of the Agreement.

Mr. Jugal K. Taneja is the Chairman of the Board of Directors of GeoPharma. Mr. Taneja is also Chairman of the board of the directors of Dynamic Health. Mihir K. Taneja and Mandeep K. Taneja are Jugal K. Taneja’s sons. As of May 14, 2007, Mr. Taneja owned 20.4% of the issued and outstanding shares of GeoPharma’s common stock and 29.2% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Jugal K. Taneja would beneficially own 18.6% of the GeoPharma outstanding shares of common stock.

Mr. Mihir K. Taneja is the Chief Executive Officer of GeoPharma and he is also a shareholder of Dynamic Health. As of May 14, 2007, Mihir K. Taneja owned 9.1% of the issued and outstanding shares of GeoPharma’s common stock, and 8.9% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Mihir Taneja will beneficially own 8.8% of the GeoPharma out shares of common stock.

Mr. Kotha S. Sekharam is the President of GeoPharma and a member of its Board of Directors. Dr. Sekharam is also a member of the Board of Directors of Dynamic Health. As of May 14, Dr. Sekharam owned 5.9% of the issued and outstanding shares of GeoPharma and 3.5% of the issued and outstanding shares of Dynamic Health. Immediately after the merger, Dr. Sekharam would own 5.3% of the outstanding shares of GeoPharma.

Mandeep K. Taneja is a director of Dynamic Health and its President since November, 2000. He has also served as its Chief Executive Officer since December 2002. As of May 14, 2007, Mandeep Taneja owned 11.0% of Dynamic Health’s common stock. Immediately after the merger, Mandeep Taneja will beneficially own 1.8% of the outstanding shares of GeoPharma’s common stock.

William LaGamba has been a director of Geopharma since July, 2005. As of May 14, 2007 Mr. LaGamba owns 2.9% of GeoPharma’s common stock, and together with his spouse owns an aggregate of 9.8% of Dynamic Health’s common stock. Immediately after the merger, Mr. LaGamba would own 2.5% of the outstanding of GeoPharma’s common stock.

In June 1998, Dynamic Health acquired, through a merger with a wholly-owned subsidiary of Dynamic Health, GeoPharma (which at the time was known as Energy Factors, Inc.). On November 7, 2000, the United States Securities and Exchange Commission declared GeoPharma’s registration of 1,000,000 shares of its common stock to be effective. Prior to the offering, Dynamic Health owned all of the issued and outstanding common stock of GeoPharma. In March 2001, the Dynamic Health distributed 2,324,984 shares of GeoPharma common stock to its shareholders. As of December 31, 2006, Dynamic Health held 204,914 shares of common stock of GeoPharma.

ITEM 9.01.	Financial Statements and Exhibits

(a) Financial Statements of business acquired.

Not Applicable.

(b) Proforma financial information.

Not Applicable.

(c) Exhibits. The following documents are filed as exhibits to this report:

2.1        Agreement and Plan of Reorganization by and among GeoPharma, Inc., Florida Merger Subsidiary Corp. and Dynamic Health Products, Inc.

99.1        Press release issued May 15, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorize

GEOPHARMA, INC.

Date: May 17, 2007	/s/ Mihir K. Taneja
Mihir K. Taneja,
Chief Executive Officer

/s/ Carol Dore-Falcone
Carol Dore-Falcone,
Vice President and Chief Financial Officer

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